Bragg Capital Trust

Exhibit 13(a)(4) to Form N-CSR

Change in Independent Public Accountant

On November 9, 2020, the Bragg Capital Trust, by action of the Audit Committee of the Board, approved Ernst and Young, LLP (“EY”) to serve as the independent registered public accounting firm to audit the financial statements of the FPA Queens Road Value Fund and the FPA Queens Road Small Cap Value Fund (the “Funds”) for the fiscal year ending May 31, 2021. Previously, Cohen & Company, Ltd. (“Cohen”) served as the independent registered public accounting firm to the Funds.

Cohen’s report on the financial statements for the Funds for the fiscal years ended May 31, 2020 and May 31, 2019 contained no adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles. During such fiscal years and the interim period of June 1, 2020 through November 8, 2020 (the “Interim Period”) there were no (i) disagreements with Cohen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Cohen, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds’ financial statements for such years, nor (ii) “reportable events” of the kinds described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

During the fiscal years ended May 31, 2020 and May 31, 2019 and the Interim Period, neither the Funds nor anyone on behalf of the Funds had consulted EY on items that concerned (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements, or (b) the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K and related instructions) or reportable events (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K). The selection of EY does not reflect any disagreements or dissatisfaction by the Funds, the Board, or the Audit Committee with the performance of Cohen.

August 9, 2021

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, NE

Washington, DC 20549

Re: Bragg Capital Trust (FPA Queens Road Value Fund and FPA Queens Road Small Cap Value Fund)

File no. 811-21073

Dear Sir or Madam:

We have read Exhibit 13(a)(4) of Form N-CSR of Bragg Capital Trust comprising FPA Queens Road Value Fund and FPA Queens Road Small Cap Value Fund, dated August 9, 2021, and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.